Soleno Therapeutics Announces CFO Transition

David O’Toole to Depart Company; Interim CFO Appointed and Search for New CFO Initiated

REDWOOD CITY, Calif., September 5, 2017 - Soleno Therapeutics, Inc. (NASDAQ: SLNO), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of rare diseases, announced today that David O’Toole, the Company’s Chief Financial Officer (CFO), will transition from Soleno in mid-September to pursue other opportunities. Soleno has appointed Jonathan R. Wolter, effective immediately, as interim Chief Financial Officer, and has initiated a search for a successor to Mr. O’Toole, who will serve as a consultant to the Company to provide support during the transition period.

“David has helped guide the Company through multiple key inflection points, including its Initial Public Offering in 2014,” said Anish Bhatnagar, M.D., Chief Executive Officer of Soleno Therapeutics. “On behalf of the Board, I would like to thank David for his dedication and vast contributions to the Company over the last three years.”

Mr. Wolter is a partner at FLG Partners, a leading Silicon Valley chief financial officer services and board advisory consultancy. He has over 40 years of financial and operational experience and has been a partner at FLG Partners since August 2004, during which time he has served as chief financial officer and advisor for multiple life sciences companies. Prior to joining FLG, Mr. Wolter served as Chief Financial Officer of KPMG Consulting, Latin America, and International Controller with KPMG Consulting, and has held senior financial management positions with several publicly-traded companies, including Exponent and First Republic Bancorp.

About Soleno Therapeutics, Inc.
Soleno Therapeutics, Inc. is focused on the development and commercialization of novel therapeutics for the treatment of rare diseases. The company is currently advancing its lead candidate, DCCR, a once-daily oral tablet for the treatment of PWS, into a Phase III clinical development program at the end of 2017. Soleno, through its wholly-owned subsidiary, Capnia, Inc., continues to market Capnia’s innovative medical device, the CoSense® End-Tidal Carbon Monoxide (ETCO) monitor, which measures ETCO and is used by hospitals to detect hemolysis in newborns. It is expected that this product will be monetized and will not be a focus for the company in the long term.

For more information, please visit www.soleno.life.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ability to find a qualified replacement Chief Financial Officer. We may use terms such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Soleno’s Form 10-Q filed with the Securities and Exchange Commission on August 11, 2017,

including under the caption titled "Risk Factors." Soleno expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:
Brian Ritchie
LifeSci Advisors, LLC
212-915-2578